Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092
NOBLE CORPORATION SHAREHOLDERS APPROVE
REDOMESTICATION TO SWITZERLAND
     SUGAR LAND, Texas, March 17, 2009 – Noble Corporation (NYSE:NE) announced that at a meeting of shareholders held today, the Company received the necessary shareholder approval to complete the proposed change of place of incorporation of the publicly traded parent of the Noble group of companies from the Cayman Islands to Switzerland (the “Transaction”). In accordance with Cayman Islands law, the Grand Court of the Cayman Islands will hold a hearing, at which shareholders may appear and be heard, on March 26, 2009, to approve the Transaction. The Transaction is expected to close as soon as practicable following the approval of the Grand Court. Upon completion of the Transaction, the Noble parent company will continue to be subject to SEC reporting requirements, and its shares will be listed on the New York Stock Exchange under the symbol “NE”, the Company’s current trading symbol.
     Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 63 offshore drilling units (including five rigs currently under construction) located worldwide, including in the Middle East, India, the U.S. Gulf of Mexico, Mexico, the North Sea, Brazil, and West Africa. Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
Forward-Looking Statements
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of Noble. Statements about Noble’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future, including those regarding the proposed Transaction, the timing thereof and listing on the New York Stock Exchange, are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in Noble’s filings with the SEC.
NC-476
3/17/09
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President – Investor Relations and Planning,
Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director of Corporate Communications,
Noble Drilling Services Inc., 281-276-6729
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